EXHIBIT 10.2.1

AMENDMENT
TUBOSCOPE INC. DEFERRED COMPENSATION PLAN

WHEREAS, Varco International, Inc. (the “Employer”) desires to amend the Tuboscope Inc.  Deferred Compensation Plan (“Plan”) to include an in-service distribution provision;

NOW, THEREFORE, this Plan is amended as follows:

1.	Article 7 shall be amended by adding a new section at the end thereto as follows:

“7.7 In-Service Distribution

A Member/Participant may elect to have his or her Account (or portion thereof) paid as soon as possible upon his or her election.  For purposes of this section, the value of the Member/Participant’s Account shall be determined as of the date of the distribution.  Any amount paid pursuant to this section shall be subject to a ten percent (10%) penalty, with the amount of the penalty permanently forfeited from the Member/Participant’s Account and returned to the Employer on or about the date of the distribution.  Any Member/Participant wishing to elect an immediate distribution must complete a special distribution form and return it to the Plan Administrator.  The distribution shall occur as soon as is administratively feasible following the Plan Administrator’s processing of this election form.  The Member/Participant will be restricted from further participation in the Plan for the twelve month period immediately following the date the distribution is made hereunder.”

IN WITNESS WHEREOF, Varco International, Inc. has caused this Plan Amendment to be adopted on this 29th day of August, 2002, effective as of August 1, 2002.

VARCO INTERNATIONAL, INC.

By:	/s/ J.F. MARONEY III

Name:	J.F. MARONEY III
Title:	VICE PRESIDENT